Exhibit 10.3

THIRD AMENDMENT TO LEASE AND

LEASE TERMINATION AGREEMENT

THIS THIRD AMENDMENT TO LEASE AND LEASE TERMINATION AGREEMENT (this “Amendment”) is entered into as of this 24th day of September, 2014 (the “Execution Date”), by and between BMR-650 E KENDALL B LLC, a Delaware limited liability company (“Landlord”), and AVEO PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of May 9, 2012 (the “Original Lease”), as amended by that certain letter agreement dated May 15, 2012, that certain letter agreement dated as of February 15, 2013, that certain First Amendment to Lease dated as of April 30, 2013 (the “First Amendment”) and that certain Second Amendment to Lease dated as of August 13, 2013 (the “Second Amendment”) (collectively, and as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises from Landlord on a portion of the fourth (4th) floor consisting of approximately twenty-five thousand five hundred thirty-eight (25,538) rentable square feet, together with certain off-floor mechanical areas of the Building (the “Fourth Floor Premises”), the entire fifth (5th) floor consisting of approximately fifty-one thousand three hundred and forty-two (51,342) rentable square feet, together with certain off-floor mechanical areas of the Building (the “Fifth Floor Premises”) and the entire sixth (6th) floor consisting of approximately forty-nine thousand one hundred eighty-five (49,185), rentable square feet, together with certain off-floor mechanical areas of the Building (the “Sixth Floor Premises,” and together with the Fourth Floor Premises and the Fifth Floor Premises, the “Premises”) at 650 East Kendall Street in Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Landlord and Tenant, among other things, desire to terminate the Lease in accordance with the following provisions; and

C. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.”

2. Surrender Date. Notwithstanding anything in the Existing Lease to the contrary, Tenant shall surrender the Fourth Floor Premises and Fifth Floor Premises (collectively, the “Surrender Premises”) to Landlord no later than the Execution Date (“Surrender Date”). Tenant shall vacate the Surrender Premises no later than the Surrender Date in its “as-is” condition as of the Execution Date. Tenant represents and warrants that it has not occupied, and will not occupy, the Surrender Premises and has not used, and will not use any Hazardous Materials (as defined in the Lease) in the Surrender Premises prior to the Surrender Date. If Tenant does so occupy the Surrender Premises or uses any Hazardous Materials in the Surrender Premises prior to the Surrender Date, then Tenant shall be required to deliver the Surrender Premises in the condition required by the Lease and deliver to Landlord any deliverable required by the Lease as if the term of the Lease had expired on the Surrender Date. If Tenant does not so occupy the Surrender Premises or use any Hazardous Materials in the Surrender Premises prior to the Surrender Date then Tenant shall be deemed to have delivered the Surrender Premises in the condition required by the Lease as of the Surrender Date. Landlord shall retain all of its rights under the Lease, under this Amendment, at law or in equity, except for Landlord’s right to collect Rent for the Surrender Premises for the period from and after the Surrender Date.

3. Termination Fee.

(a) Tenant shall pay to Landlord, a termination fee equal to Fifteen Million Six Hundred Forty-Three Thousand Three Hundred Forty-Seven and 00/100 Dollars ($15,643,347.00) (the “Termination Fee”), which Termination Fee shall be non-refundable and paid as follows: (i) Seven Million Eight Hundred Twenty-One Thousand Six Hundred Seventy-Three and 50/100 Dollars ($7,821,673.50) (the “Partial Termination Fee”), which Partial Termination Fee shall be treated as a credit in accordance with Section 5(e) below and (ii) Seven Million Eight Hundred Twenty-One Thousand Six Hundred Seventy-Three and 50/100 Dollars ($7,821,673.50) shall be paid to Landlord by wire transfer in immediately available funds in nine (9) installments of Eight Hundred Sixty-Nine Thousand Seventy-Four and 84/100 Dollars ($869,074.84) each, the first of which installments is due on the first day of the month after the Execution Date, with subsequent installments due on the first day of every month thereafter until all such nine (9) installments have been paid.

(b) The Termination Fee shall remain fixed regardless of whether the Landlord’s estimated cost per rentable square foot for construction capital associated with preparing the Surrender Premises for a new office and/or laboratory tenant, as further described on Exhibit A (the “Preparatory Construction Costs”) are more or less than the actual Preparatory Construction Costs. Landlord’s anticipated re-leasing expenses, such as marketing, architectural and engineering services and attorneys’ fees are excluded from the Termination Fee. Landlord and Tenant acknowledge that the Termination Fee is not a penalty, but represents Landlord’s and Tenant’s good faith estimate of Landlord’s loss of the benefit of its bargain with Tenant under the Lease. Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any rebate or return of any portion of the Termination Fee as a consequence of the actual costs incurred by Landlord in reletting the Surrender Premises being less than the Termination Fee. Landlord hereby acknowledges and agrees that Landlord shall not be entitled to any additional fees or sums from Tenant as a consequence of the actual costs incurred by Landlord in reletting the Surrender Premises being greater than the Termination Fee.

4. Intentionally Omitted.

5. Partial Lease Termination.

(a) The Lease shall terminate with respect to the Surrender Premises (“Partial Lease Termination”) effective as of 11:59 p.m. Eastern time on the Surrender Date. As of the effective time and date of the Partial Lease Termination, the Lease shall be fully and finally surrendered and terminated solely with respect to the Surrender Premises and shall no longer be of any force or effect solely with respect to the Surrender Premises, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease and any remaining unpaid installments of the Termination Fee pursuant to Section 3(a) above.

(b) As of Partial Lease Termination, Landlord fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Landlord may have under the Lease relating to the Surrender Premises arising from and after Partial Lease Termination, except for any remaining unpaid installments of the Termination Fee pursuant to Section 3(a) above. Notwithstanding any Partial Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease relating to the Surrender Premises existing as of the Partial Lease Termination.

(c) As of Partial Lease Termination, Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease relating to the Surrender Premises arising from and after Partial Lease Termination. Notwithstanding any Partial Lease Termination, Tenant does not waive, and hereby reserves, any rights and/or remedies that Tenant may have under the Lease or at law or in equity arising from any default of Landlord under the Lease relating to the Surrender Premises existing as of the Partial Lease Termination.

(d) To the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Surrender Premises or any Alterations therein, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Surrender Premises and such Alterations as of the Partial Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

(e) The total amount of the TI Allowance allocated to the Phase 2 Premises is Fourteen Million Eight Hundred Ninety-Nine Thousand Six Hundred Fifty and 00/100 Dollars ($14,899,650.00). Landlord hereby confirms that Tenant has delivered the items required under the Lease for payment of Fourteen Million Seven Hundred Three Thousand Six Hundred Ninety-Two and 80/100 Dollars ($14,703,692.80) (the “Documented TI Allowance”). Landlord shall offset the Partial Termination Fee against the Documented TI Allowance, resulting in a net amount of Six Million Eight-Hundred Eight-Two Thousand Nineteen and 30/100 Dollars ($6,882,019.30) (the “Offset TI Payment”). Landlord shall make the Offset Payment to Tenant by wire transfer in immediately available funds on the earlier to occur of the following: (A) three (3) business days after the Execution Date and (B) September 29, 2014 (with such funds being available to Tenant on September 29, 2014. Notwithstanding the Partial Lease Termination, Landlord hereby agrees that Landlord’s obligation to fund the remaining One Hundred Ninety-Five Thousand Nine Hundred Fifty-Seven and 20/100 Dollars ($195,957.20) portion of the TI Allowance relating to the Phase 2 Premises (the “Remaining TI Allowance”) shall survive until December 15, 2014; provided, however, that (i) Landlord shall not be required to advance any such remaining funds until Tenant has delivered the items required under the Lease for payment of the TI Allowance and (ii) Tenant shall have until November 1, 2014 to deliver the items required under the Lease for payment of the Remaining TI Allowance.

6. Amended Lease Provisions. From and after the Partial Lease Termination and continuing until Lease Termination (as defined in Section 9(a) below), the Existing Lease shall be amended as follows:

(a) The term “Premises” as used in the Lease, shall mean and refer to the Sixth Floor Premises and shall exclude both the Fourth Floor Premises and the Fifth Floor Premises.

(b) The Rentable Area of the Premises shall be 49,185 square feet, subject to adjustment pursuant to the terms of the Lease.

(c) The Tenant’s Pro Rata Share shall be 17.43% of the Building and 18.27% of the Lab Building.

(d) Tenant shall only be required to pay Rent with respect to the square footage of the Sixth Floor Premises as set forth in the chart below:

Dates*	Square Feet of Rentable Area for the Premises	Base Rent per Square Foot of Rentable Area of the Premises	Monthly Base Rent	Annual Base Rent**
Aug. 15, 2014 - Dec. 1, 2014	49,185	$56.14 annually	$230,103.83	$2,761,245.90
Jan. 1, 2015 - Dec. 1, 2015	49,185	$57.82 annually	$236,989.73	$2,843,876.70
Jan. 1, 2016 - Dec. 1, 2016	49,185	$59.55 annually	$244,080.56	$2,928,966.75

Jan. 1, 2017 - Dec. 1, 2017	49,185	$61.34 annually	$251,417.33	$3,017,007.90
Jan. 1, 2018 - Dec. 1, 2018	49,185	$63.18 annually	$258,959.03	$3,107,508.30
Jan. 1, 2019 - Dec. 1, 2019	49,185	$65.08 annually	$266,746.65	$3,200,959.80
Jan. 1, 2020 - Dec. 1, 2020	49,185	$67.03 annually	$274,739.21	$3,296,870.55
Jan. 1, 2021 - Dec. 1, 2021	49,185	$69.04 annually	$282,977.70	$3,395,732.40
Jan. 1, 2022 - Dec. 1, 2022	49,185	$71.11 annually	$291,462.11	$3,497,545.35
Jan. 1, 2023 - Dec. 1, 2023	49,185	$73.24 annually	$300,192.45	$3,602,309.40
Jan. 1, 2024 - Dec. 1, 2024	49,185	$75.44 annually	$309,209.70	$3,710,516.40

*	Dates for the remainder of the Term are included for reference purposes, but for the sake of clarity, Tenant’s obligation with respect to Rent for the Sixth Floor Premises shall terminate in accordance with Section 9(a) below.
**	Calculated on a twelve (12) month period.

(e) In the event that the Surrender Date occurs on a date other than the first of the month, Landlord shall credit any Rent payments made with respect to the Surrender Premises for the period of time from and after the Surrender Date through the end of the month against the next succeeding Rent payment due for the Sixth Floor Premises.

(f) Tenant shall continue to have a non-exclusive license to use seventy-four (74) parking spaces corresponding to the square footage of the Sixth Floor Premises in the parking facilities as set forth in Section 13.1 of the Original Lease (as amended by the First Amendment and Second Amendment); provided that Tenant shall surrender one hundred and fifteen (115) parking spaces corresponding to the square footage of the Surrender Premises effective as of the Surrender Date.

7. Off-Floor Premises and New Premises Plan. Within thirty (30) days following the Surrender Date, Landlord and Tenant shall discuss and determine the off-floor mechanical areas of the Building that shall be associated with the Rentable Area of the Sixth Floor Premises; provided that such areas are, in Landlord’s reasonable determination, of an equivalent aggregate Rentable Area, do not impose an inequitable allocation or use of similar mechanical spaces for tenant spaces in the Building, do not reduce any leaseable areas of the Building or other off-floor mechanical areas serving other leasable areas of the Building, and do not adversely affect Building operations or access. The parties shall enter into an amendment to the Lease substituting a new premises plan which shall replace Exhibit A to the Original Lease (as amended by Section 2 of the First Amendment) showing both on the on-floor and off-floor portions of the Sixth Floor Premises. Notwithstanding the foregoing, the Rentable Areas of the Premises that are set forth in this Amendment are deemed conclusive between the parties and are not subject to re-measurement.

8. Sixth Floor Premises Surrender Date. Notwithstanding anything in the Existing Lease to the contrary, Tenant shall surrender the Sixth Floor Premises to Landlord upon ninety (90) days’ prior written notice from Tenant to Landlord on a date that is no earlier than six (6) months after the Execution Date and no later than twelve (12) months after the Execution Date, which date shall be set forth in such written notice from Tenant to Landlord (the “Sixth Floor Surrender Date”). Tenant shall vacate the Sixth Floor Premises no later than the Sixth Floor Surrender Date in the condition required under the Lease. At least ten (10) days prior to the Sixth Floor Surrender Date, Tenant shall deliver to Landlord (a) the Exit Survey (as defined in the Lease), and (b) written evidence of all appropriate governmental releases obtained by Tenant in accordance with Applicable Laws (as defined in the Lease). In addition, at least ten (10) days prior to the Sixth Floor Surrender Date, Tenant shall (i) place Laboratory Equipment Decontamination Forms on all decommissioned equipment to assure safe occupancy by future users and (ii) conduct a site inspection with Landlord. Tenant shall cause the remediation of any recognized environmental conditions set forth in the Exit Survey and compliance with any recommendations set forth in the Exit Survey, and Tenant shall remain responsible for such obligations after Tenant’s surrender of the Sixth Floor Premises. Tenant’s obligations under this Section 8 shall survive the termination of the Lease or this Agreement.

9. Lease Termination.

(a) On the Sixth Floor Surrender Date, provided that Tenant has fully satisfied all of its obligations set forth in Sections 3 and 5 of this Agreement, excluding any remaining unpaid installments of the Termination Fee pursuant to Section 3(a) above (“Surrender Obligations”), then the Lease shall terminate effective as of 11:59 p.m. Eastern time (“Lease Termination”). As of the Lease Termination, the Lease shall be fully and finally surrendered and terminated and shall no longer be of any force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease and any remaining unpaid installments of the Termination Fee pursuant to Section 3(a) above.

(b) As of Lease Termination, Landlord fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Landlord may have under the Lease relating to the Sixth Floor Premises arising from and after Lease Termination, except for any remaining unpaid installments of the Termination Fee pursuant to Section 3(a) above. Notwithstanding any Lease Termination, Landlord does not waive, and hereby reserves, any rights and/or remedies that Landlord may have under the Lease or at law or in equity arising from any default of Tenant under the Lease relating to the Sixth Floor Premises existing as of the Lease Termination.

(c) As of Lease Termination, Tenant fully and unconditionally releases, cancels, annuls, rescinds, discharges, disclaims, waives and releases any and all rights and benefits Tenant may have under the Lease relating to the Sixth Floor Premises arising from and after Lease Termination. Notwithstanding any Lease Termination, Tenant does not waive, and hereby reserves, any rights and/or remedies that Tenant may have under the Lease or at law or in equity arising from any default of Landlord under the Lease relating to the Sixth Floor Premises existing as of the Lease Termination.

(d) As of Lease Termination, to the extent, if any, that the Lease gives Tenant any right, title or interest in or to the Sixth Floor Premises or any Alterations therein, Tenant does hereby remise, release and quitclaim to Landlord such right, title or interest in or to the Sixth Floor Premises and such Alterations as of the Lease Termination and shall execute and deliver to Landlord any documentation reasonably requested by Landlord to effect or document such remise, release and quitclaim.

10. Security Deposit. Tenant has provided that certain Standby Letter of Credit #5753 in the amount of Two Million Eight Hundred Sixty-Two Thousand Seven Hundred Twenty-Six and 00/100 Dollars ($2,862,726.00) issued by Comercia Bank (the “Letter of Credit”) as the Security Deposit under the Lease. Notwithstanding Section 3 above, Tenant hereby agrees that upon Lease Termination, Landlord may draw upon the Letter of Credit to pay any remaining unpaid installments of the Termination Fee pursuant to Section 3(a), prior to returning any remaining funds under such Letter of Credit to Tenant.

11. Representation of Parties. Each party represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease or any interest therein, nor made or entered into any agreement that would result in any mechanic’s lien or other claim, demand, obligation, liability, action or cause of action arising from or with respect to the Lease, the Surrender Premises or the Sixth Floor Premises.

12. Signage. Tenant shall no longer have the right to exterior signage on the façade of the Building as set forth in Section 12.7 of the Lease.

13. Options to Extend. Article 42 of the Original Lease is hereby deleted in its entirety. From and after the Execution Date, Tenant shall no longer have any options to extend the Term.

14. Right of First Offer. Article 43 of the Original Lease is hereby deleted in its entirety. From and after the Execution Date, Tenant shall no longer have a continuous right of first offer on the first and second floors of the Building.

15. Right of First Refusal. Article 44 of the Original Lease is hereby deleted in its entirety. From and after the Execution Date, Tenant shall no longer have an ongoing right of first refusal as to any rentable premises on the third and fourth floors of the Building.

16. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Transwestern | RBJ (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is not entitled to a leasing commission in connection with the making of this Amendment.

17. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

18. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

AVEO Pharmaceuticals, Inc.

650 East Kendall Street

Cambridge, Massachusetts 02142

Attn: CEO

with a copy to:

AVEO Pharmaceuticals, Inc.

650 East Kendall Street

Cambridge, Massachusetts 02142

Attn: General Counsel

and with a copy to:

Langer & McLaughlin, LLP

855 Boylston Street, 6th Floor

Boston, Massachusetts 02116

Attn: Steve Langer, Esq.

19. Confidentiality. Tenant shall keep the financial and material terms and conditions of this Amendment confidential and shall not (a) disclose to any third party any terms or conditions of this Amendment or (b) provide to any third party an original or copy of this Amendment. Notwithstanding the foregoing, confidential information under this Section may be released by Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the Tenant has given Landlord reasonable notice of such requirement, if feasible, (y) to Tenant’s attorneys, accountants, brokers and other bona fide consultants or advisers (with respect to this Amendment only); provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section. Tenant hereby provides notice to Landlord, and Landlord hereby acknowledges, that promptly upon the mutual execution and delivery of this Amendment, Tenant will disclose this Amendment and the terms and conditions of this Amendment to and as required by the Securities and Exchange Commission.

20. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Existing Lease, as modified by this Amendment.

21. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

22. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

23. Authority. Each party hereby guarantees, warrants and represents to the other that the individual or individuals signing this Amendment on behalf of such party have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

24. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

BMR-650 E KENDALL B LLC,
a Delaware limited liability company

By:	/s/ William Kane
Name:	William Kane

Title:	Vice President, Leasing and Development

TENANT:

AVEO PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Tuan Ha-Ngoc
Name:	Tuan Ha-Ngoc

Title:	President and CEO

EXHIBIT A

PREPATORY CONSTRUCTION COSTS

Landlord has engaged architects, engineers, and contractors to study the existing built-out conditions of the Surrender Premises and has found deficiencies that prevent the space from reaching an “occupancy-ready lab market standard.” Included in the Termination Fee is the cost to address the following deficiencies:

•	Fourth Floor Premises

•	No lab services currently available. The Fourth Floor Premises will require new exhaust fans, compressed air, vacuum, reverse osmosis, tempered water, potable water and lab waste system.

•	No stand-by power capacity on Tenant’s floor generator.

•	Landlord’s Building Standard will require a higher ceiling in selected areas, i.e. conference rooms and reception area.

•	Fifth Floor Premises

•	Exhaust is connected to the 6th floor system and has no redundancy (i.e., the fan capacity equals the connected load). Both factors are undesirable from an operational perspective. Capital is required to sever the tie to the 6th floor and install new exhaust, with 50% redundancy for 5th floor.

•	Allocated stand-by power from Tenant’s generator does not meet Landlord Building Standard and a shared generator is problematic from an operational/liability perspective.

•	Existing electrical distribution is inadequate – 2 circuits per peninsula.

•	No lab service distribution. No overhead service panels.

•	No lab waste treatment system.

A-1